Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

EXECUTIVE OVERVIEW

General

We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for and book a broad range of travel products. Our brand portfolio includes Orbitz, CheapTickets, the Away Network, and Orbitz for Business in the Americas; ebookers in Europe; and HotelClub and RatesToGo based in Sydney, Australia, which have operations globally. We provide customers with the ability to book a comprehensive set of travel products, from over 85,000 suppliers worldwide, including air travel, hotels, vacation packages, car rentals, cruises, travel insurance and destination services such as ground transportation, event tickets and tours.

We generate revenue through multiple sources, including our retail model, merchant model, incentive payments, advertising, and white label and hosting business. Through our retail model, we earn commissions from suppliers for airline tickets, hotel rooms, car rentals and other travel products and services booked on our websites. Through our merchant model, we generate revenue for our services based on the difference between the total amount the customer pays for the travel product and the negotiated net rate plus estimated taxes that the supplier charges us for that product. Under both the retail and merchant models, we also earn revenue by charging customers a service fee for booking airline tickets, hotel rooms and certain other travel products. In addition, we receive incentive payments for each segment of travel that is processed through a GDS.

We generate advertising revenue through our partner marketing programs. These programs provide direct access to our customer base through a combination of display advertising, performance-based advertising and other marketing programs. Our white label and hosting businesses enable us to earn revenue by licensing our technology platform to, or hosting websites on behalf of, third-party partners.

We are a leader in air travel, the largest online travel segment. This leadership position has enabled us to drive growth in non-air travel categories, such as hotels and dynamic vacation packages, which are vacation packages that include different combinations of travel products. Our non-air travel categories generally generate higher net revenue per transaction, and we believe these categories present significant long-term growth opportunities.

We also believe that there are long-term growth opportunities in regions outside of the U.S. for our international brands. We experienced growth in our international gross bookings of 17% and 24% during the years ended December 31, 2008 and 2007, respectively, excluding the impact of fluctuations in foreign exchange rates and the results of Travelbag, an offline U.K. travel subsidiary that we sold in July 2007. The ability to continue to grow our international brands depends to a large extent on the scale of their operations.

In light of current economic and industry conditions, in the short-term, we are focused on improving our operating efficiency, simplifying the way we do business, and continuing to innovate. We have already taken steps to reduce our cost structure, by reducing our global workforce, our use of contractors and other operating costs, and by implementing a common technology platform for our ebookers websites. We may continue to take additional measures going forward to further reduce our cost structure, as deemed necessary. We intend to simplify our business, primarily with respect to our technology, which we believe will enable us to continue to develop new, innovative functionality on our websites, such as Orbitz Price Assurance, more efficiently and with fewer resources. We believe this short term strategy will better position us to manage through this challenging environment, until such time as economic and industry conditions improve and we redefine our long term strategy (see Item 1, “Business — Company Strategy”).

Industry Trends

The economic and industry outlook deteriorated significantly for the fourth quarter of 2008 and into 2009, as the global economy is experiencing a prolonged recession. The weakening economy has caused unemployment rates to rise and lowered consumer confidence which, in turn, has resulted in changes to consumer spending patterns, including reduced spending on discretionary items, such as travel.

The current economic environment has already begun to significantly impact the travel industry, particularly the domestic airline industry. As a result of higher fuel prices during the majority of 2008 and in response to lower demand, airlines raised ticket prices and implemented capacity reductions during the year ended December 31, 2008. As fuel prices returned to normal levels during the fourth quarter of 2008, airlines have begun to decrease ticket prices. However, as demand continues to weaken, certain domestic airlines have announced further capacity reductions in 2009. The current economic environment has also begun to impact the international airline industry. In response to lower demand, international airlines have announced that they will also implement capacity reductions in 2009.

We believe that capacity reductions and any increase in airline ticket prices that could result from these reductions will negatively impact demand for air travel. Lower demand for air travel could impact the net revenue that online travel companies (“OTCs”) generate from the booking of airline tickets and in turn, impact net revenue generated from the booking of other travel products, such as hotels and car rentals. Potential bankruptcies and consolidation in the airline industry could also result in capacity reductions that could further increase ticket prices and reduce the number of seats available for booking on OTCs’ websites.

Globally, airlines are also under increased pressure to reduce their overall costs, including costs of distributing air travel through OTCs and GDSs. As a result, our distribution partners could attempt to terminate or renegotiate their agreements with us on more favorable terms to them, which could reduce the revenue we generate from those agreements. In addition, any pressure placed on GDSs by the airlines may result in an attempt by the GDSs to pass additional costs to us.

The current economic environment has also begun to impact the car rental industry. In response to lower demand for air travel, demand for car rentals has also declined, and we expect this trend to continue into 2009. Lower demand for car rentals could impact the net revenue that OTCs generate from the booking of car rentals. The financial condition of car rental companies has also begun to deteriorate, which may result in potential bankruptcies and industry consolidation. Potential bankruptcies and industry consolidation could cause an increase in average daily rates (“ADRs”) for car rentals as well as a reduction in the number of cars available for booking on OTCs’ websites.

Beginning in September 2008, fundamentals in the U.S. hotel industry also began to weaken. Hotel occupancy rates and ADRs declined in September for the first time in several years and continued to decline during the remainder of 2008. We believe that hotel suppliers will continue to lower ADRs into 2009 in order to improve hotel occupancy rates during a time of weakening demand. Fundamentals in the European and Asia Pacific hotel industries have also begun to deteriorate. A deterioration of ADRs would negatively impact the net revenue that OTCs earn per hotel booking.

We believe that our gross bookings and net revenue for the year ended December 31, 2008, particularly for the fourth quarter of 2008, were significantly impacted by the economic and industry conditions described above. We expect this trend to continue into 2009. As a result, we have taken steps to reduce our cost structure to better manage through this challenging environment. In the fourth quarter of 2008 and the first quarter of 2009, we reduced our global workforce, our use of outside contractors and other operating expenses. We expect to realize approximately $40 to $45 million of annualized cash savings from these actions.

Despite the macroeconomic environment, Internet usage and online travel bookings continue to increase worldwide. Online travel booking rates are highest in the U.S. and have grown on a year-over-year basis. Suppliers, including airlines, hotels and car rental companies, have continued to focus their efforts on direct sale of their products through their own websites, further promoting the migration of customers to online booking. In the current environment, suppliers’ websites are believed to be taking domestic and international market share from both OTCs and traditional offline travel companies.

We believe that the rate of growth of online travel bookings in the domestic market has slowed as this market has matured. Much of the initial rapid growth experienced in the online travel industry was driven by consumers shifting from purchasing travel through traditional offline channels to purchasing travel through online channels. Accordingly, we believe that growth rates in the domestic online travel market may more closely follow the growth rates of the overall travel industry.

Internationally, the online travel industry continues to benefit from rapidly increasing Internet usage and growing acceptance of online booking. We expect international growth rates for the online travel industry to continue to outpace growth rates of the overall travel industry. As a result, we believe OTCs will increasingly generate a larger percentage of their growth from outside of the U.S. The hotel-only business models have had particular success in delivering high growth rates in international markets. Our international brands, including ebookers, HotelClub and RatesToGo, provide us with growth opportunities outside of the U.S. However, competitive pressures combined with a weakening global economy have and may continue to negatively impact the growth of our international brands.

The booking of air travel has become increasingly driven by price. As a result, we believe that OTCs will continue to focus on differentiating themselves from supplier websites by offering customers the ability to selectively combine travel products such as air, car, hotel and destination services into dynamic vacation packages. Through dynamic vacation packages, we are able to make certain products available to our customers at prices that are generally lower than booking each travel product separately. We foresee significant growth potential for OTCs for these types of services, particularly given that travelers are increasingly price-sensitive and suppliers are more dependent on alternative distribution channels in the current economic environment. Our net revenue per transaction is generally higher for dynamic vacation packages than for stand-alone travel products.

Some OTCs charge a booking fee in connection with the booking of airline tickets and certain other travel products. We charge a service fee on many of our websites, and in exchange, provide our customers the ability to book their travel reservation and access to various services, including our OrbitzTLC customer care platform and Orbitz Price Assurance. Certain OTCs have reduced or eliminated booking fees on retail airline tickets and hotel rooms, which has created uncertainty around the sustainability of booking fees. We will continue to monitor the competitive environment and regularly evaluate our fee structure.

OTCs make significant investments in marketing through both online and traditional offline channels. Key areas of online marketing include search engine marketing, display advertising, affiliate programs and email marketing. Online marketing costs have been rising in the U.S. over time, and competition for search-engine key words has intensified in the past year. Increasing competition from supplier websites and the growing significance of search and meta-search sites has contributed to the increase in online marketing costs. If this trend continues, these rising costs could result in lower margins or declining transaction growth rates for OTCs. We are actively pursuing tactics to optimize the results of our online marketing efforts by increasing the value from existing traffic and by acquiring additional traffic that is more targeted and cost effective. These tactics include pay-per-click optimization and search optimization efforts, loyalty programs and email marketing that target customers with offers that correspond to their particular interests.

RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our accompanying consolidated financial statements and related notes. The following discussion and analysis covers periods both prior to and subsequent to the Blackstone Acquisition. The results for the years ended December 31, 2008 and December 31, 2007 and for the period from August 23, 2006 through December 31, 2006 are presented on a Successor basis (reflecting Travelport’s ownership of us). The financial statements for the period from January 1, 2006 through August 22, 2006 are presented on a Predecessor basis (reflecting Cendant’s ownership of us). The discussion and analysis of historical periods prior to August 23, 2006 does not reflect the impact that the Blackstone Acquisition had on our results, including the effect of purchase accounting adjustments. Therefore, the combined results of the Successor and the Predecessor for the periods in 2006 are not necessarily comparable. The presentation of the results for the year ended December 31, 2006 on a combined basis does not comply with GAAP; however, we believe that this provides useful information to assess the relative performance of our businesses in the periods presented in the financial statements on an ongoing basis. The captions included within our statements of operations that are materially impacted by this change in basis of accounting primarily include net revenue, depreciation and amortization and impairment of goodwill and intangible assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” at the date of the Blackstone Acquisition, the assets and liabilities were recorded at their estimated fair values to reflect our portion of the overall Blackstone Acquisition purchase price. This resulted in an increase in the value of intangible assets and a corresponding increase in amortization expense.

Key Operating Metrics

Our operating results are affected by certain key metrics that represent overall transaction activity. Gross bookings and net revenue are two key metrics. Gross bookings is defined as the total amount paid by a consumer for transactions booked under both the retail and merchant models. Net revenue is defined as commissions earned from suppliers under our retail model, the difference between the total amount the customer pays us for a travel product and the negotiated net rate plus estimated taxes that the supplier charges us for that travel product under our merchant model, service fees earned from customers under both our retail and merchant models, as well as advertising revenue and certain other fees and commissions.

Gross bookings provide insight into changes in overall travel activity levels, changes in industry-wide online booking activity, and more specifically, changes in the number of bookings through our websites. We follow net revenue trends for our various brands, geographies and product categories to gain insight into the performance of our business across these categories. Both metrics are important in determining the ongoing growth of our business.

The table below shows our gross bookings and net revenue for the years ended December 31, 2008, 2007 and 2006:

	Year Ended				Year Ended
	December 31,				December 31,
	2008	2007	$	%	2007	2006	$	%
	Successor	Successor	Change	Change	Successor	Combined	Change	Change
	(in millions)				(in millions)

Gross bookings (a)
Domestic
Air	$6,810	$7,111	$(301)	(4)%	$7,111	$6,610	$501	8%
Non-air and other	2,324	2,282	42	2%	2,282	2,138	144	7%

Total domestic gross bookings	9,134	9,393	(259)	(3)%	9,393	8,748	645	7%
International Air	1,073	853	220	26%	853	630	223	35%
Non-air and other	601	545	56	10%	545	402	143	36%

Total international gross bookings	1,674	1,398	276	20%	1,398	1,032	366	35%

Total gross bookings	$10,808	$10,791	$17	0%	$10,791	$9,780	$1,011	10%

Net revenue
Domestic
Air	$277	$305	$(28)	(9)%	$305	$295	$10	3%
Non-air	308	295	13	4%	295	248	47	19%
Other	101	79	22	28%	79	68	11	16%

Total domestic net revenue	686	679	7	1%	679	611	68	11%
International
Air	62	70	(8)	(11)%	70	60	10	17%
Non-air	106	99	7	7%	99	66	33	50%
Other	16	11	5	45%	11	15	(4)	(27)%

Total international net revenue	184	180	4	2%	180	141	39	28%

Total net revenue (b)	$870	$859	$11	1%	$859	$752	$107	14%

(a)	Gross bookings data for all periods presented in the table above exclude Travelbag, an offline U.K. travel subsidiary that we sold in July 2007.

(b)	For the years ended December 31, 2008, 2007 and 2006, $117 million, $116 million and $101 million of our total net revenue, respectively, was attributed to incentive payments earned for air, car and hotel segments processed through global distribution systems.

Comparison of the year ended December 31, 2008 to the year ended December 31, 2007

Gross Bookings

For our domestic business, which is comprised principally of Orbitz, CheapTickets and Orbitz for Business, total gross bookings decreased $259 million, or 3%, during the year ended December 31, 2008 from the year ended December 31, 2007. Of the $259 million decrease, $301 million was due to a decrease in domestic air gross bookings, which was driven by lower transaction volume as a result of the adverse impact of economic conditions on air traveler demand, capacity reductions and our reduction in online marketing expenditures. A higher average price per airline ticket, due to higher fuel prices during the majority of 2008 and capacity reductions, partially offset the decrease in volume. Non-air and other gross bookings increased

$42 million, or 2%, during the year ended December 31, 2008 from the year ended December 31, 2007. This increase was primarily driven by higher gross bookings for dynamic packaging. Gross bookings for dynamic packaging increased due to higher transaction volume and a higher average price per dynamic package. An increase in the average price per airline ticket included in a dynamic package primarily drove the higher average price per dynamic package. A decrease in gross bookings for car rentals and hotels partially offset this increase. Lower transaction volume, offset in part by a higher average price per transaction, drove the decline in gross bookings for car rentals and hotels. The higher average price per transaction for domestic hotel gross bookings was mainly due to growth in ADRs through August of 2008, as we experienced a significant decline in ADRs in the fourth quarter of 2008, which we expect will continue into 2009.

For our international business, which is comprised principally of ebookers, HotelClub and RatesToGo, total gross bookings increased $276 million, or 20%, during the year ended December 31, 2008 from the year ended December 31, 2007. Of this increase, $28 million was due to foreign currency fluctuations. The remaining $248 million increase was due to a $204 million increase in air gross bookings and a $44 million increase in non-air and other gross bookings. The increase in air gross bookings primarily resulted from a higher average price per airline ticket, due in part to higher fuel prices during the majority of 2008, and higher transaction volume. The growth in non-air and other gross bookings was primarily driven by increases in gross bookings for dynamic packaging, and, to a lesser extent, car rentals. A decline in gross bookings for hotels, due to lower transaction volume, partially offset these increases.

Net Revenue — See discussion of net revenue in the Results of Operations section below.

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Gross Bookings

For our domestic business, which is comprised principally of Orbitz, CheapTickets and Orbitz for Business, total gross bookings increased $645 million, or 7%, during the year ended December 31, 2007 from the year ended December 31, 2006. Of the $645 million increase, $501 million was due to an increase in domestic air gross bookings. Higher air transactions drove this increase. Non-air and other gross bookings increased $144 million, or 7%, during the year ended December 31, 2007 from the year ended December 31, 2006. Higher gross bookings for dynamic packaging primarily drove this growth due to an increase in volume and a higher average price per transaction. Growth in gross bookings for hotels also increased due to a higher price per transaction, primarily driven by higher ADRs and a longer average length of stay.

For our international business, which is comprised principally of ebookers, HotelClub and RatesToGo, total gross bookings increased $366 million, or 35%, during the year ended December 31, 2007 from the year ended December 31, 2006. Of this increase, $101 million was due to foreign currency fluctuations. The remaining $265 million increase was due in part to a $168 million increase in international air gross bookings as a result of higher transactions, which helped offset a slightly lower average price per air transaction. The remaining growth in non-air and other international gross bookings of $97 million was primarily driven by increased hotel volume at ebookers, HotelClub and RatesToGo.

Net Revenue — See discussion of net revenue in the Results of Operations section below.

Results of Operations

Comparison of the year ended December 31, 2008 to the year ended December 31, 2007

	Year Ended
	December 31,
	2008	2007	$	%
	Successor	Successor	Change	Change
	(in millions)

Net revenue
Air	$339	$375	$(36)	(10)%
Non-air	414	394	20	5%
Other	117	90	27	30%

Total net revenue	870	859	11	1%
Cost and expenses
Cost of revenue	163	157	6	4%
Selling, general and administrative	272	301	(29)	(10)%
Marketing	310	302	8	3%
Depreciation and amortization	66	57	9	16%
Impairment of goodwill and intangible assets	297	—	297	**

Total operating expenses	1,108	817	291	36%

Operating (loss) income	(238)	42	(280)	(667)%
Other (expense)
Interest expense, net	(63)	(83)	20	(24)%

Total other (expense)	(63)	(83)	20	(24)%
Loss before income taxes	(301)	(41)	(260)	634%
(Benefit) provision for income taxes	(2)	43	(45)	(105)%

Net loss	(299)	(84)	(215)	256%
Less: Net income attributable to noncontrolling interest	—	(1)	1	(100)%

Net loss attributable to Orbitz Worldwide, Inc.	$(299)	$(85)	$(214)	252%

As a percent of net revenue
Cost of revenue	19%	18%
Selling, general and administrative expense	31%	35%
Marketing expense	36%	35%

**	Not meaningful.

Net Revenue

Net revenue increased $11 million, or 1%, to $870 million for the year ended December 31, 2008 from $859 million for the year ended December 31, 2007. As a result of the Blackstone Acquisition, our net revenue during the year ended December 31, 2007 was reduced due to deferred revenue that was written off at the time of the acquisition. Accordingly, we could not record revenue that was generated before the Blackstone Acquisition but not yet recognized at the time of the acquisition. The following discussion and analysis describes the impact on the comparability of net revenue year-over-year due to our inability to record this revenue, and refers to these amounts as “purchase accounting adjustments.”

Air.  Net revenue from air bookings decreased $36 million, or 10%, to $339 million for the year ended December 31, 2008 from $375 million for the year ended December 31, 2007. Foreign currency fluctuations resulted in an increase of $2 million in air net revenue. The decrease in net revenue from air bookings, excluding the impact of foreign currency fluctuations was $38 million.

A decrease in domestic volume resulted in a $35 million decrease in air net revenue, which was partially offset by a $7 million increase in air net revenue driven by higher net revenue per air ticket. The decrease in volume is partially due to increased competition and the adverse impact of economic conditions on air traveler demand. The higher net revenue per air ticket is primarily due to an increase in service fees charged on our Orbitz and CheapTickets websites, an increase in incentive revenue earned from GDS services provided by Worldspan resulting from the re-negotiation of our GDS contract in July 2007, and a shift in our carrier mix. A reduction in paper ticket fees partially offset these increases, as the industry continues to move towards electronic ticketing to meet the International Air Transport Association mandate to eliminate paper tickets.

Lower net revenue per air ticket and the impact of the sale of our offline U.K. travel subsidiary in July 2007 primarily drove the decrease in international air net revenue. Competitive pressures drove the decrease in net revenue per air ticket. This decrease was largely offset by an increase in air net revenue resulting from higher international volume.

Non-air.  Non-air net revenue is comprised of net revenue from hotel bookings, dynamic packaging (which may include a combination of travel products, such as air, hotel and car reservations), car bookings, cruise bookings and destination services. Net revenue from non-air bookings increased $20 million, or 5%, to $414 million for the year ended December 31, 2008 from $394 million for the year ended December 31, 2007. Of this increase, $2 million was due to foreign currency fluctuations. In addition, net revenue increased $4 million year-over-year due to purchase accounting adjustments, which reduced our non-air net revenue by $4 million for the year ended December 31, 2007. The remaining increase in net revenue from non-air bookings, excluding the impact of foreign currency fluctuations and purchase accounting adjustments, was $14 million.

The domestic increase in non-air net revenue of $10 million was driven by higher net revenue from hotel bookings, dynamic packaging and car bookings. The increase in net revenue from hotel bookings was due to higher average net revenue per transaction, primarily driven by an increase in merchant hotel mix. Lower hotel volume, due in part to increased competition and the adverse impact of economic conditions, partially offset the higher average net revenue per transaction. The increase in net revenue from dynamic packaging is partially due to an increase in supplier driven sales promotions in 2008, which drove higher volumes, offset in part by lower average net revenue per transaction. Net revenue from dynamic packaging further increased due to enhancements we made to our car packaging product during the year as well as a general shift in traveler demand towards dynamic packaging, from stand-alone travel products. The increase in net revenue from car bookings is mainly due to an increase in average net revenue per car booking, primarily driven by the re-negotiation of contracts with certain car suppliers during the second quarter of 2008. Lower car volume partially offset the higher average net revenue per transaction.

The increase in international non-air net revenue of $4 million was driven primarily by higher net revenue from dynamic packaging bookings and car bookings, partially offset by the impact of the sale of our offline U.K. travel subsidiary in July 2007.

Other.  Other net revenue is primarily comprised of advertising and travel insurance revenue and revenue from our hosting business. Other net revenue increased $27 million, or 30%, to $117 million for the year ended December 31, 2008 from $90 million for the year ended December 31, 2007. Of this increase, almost nil was due to foreign currency fluctuations. In addition, net revenue increased $2 million year-over-year due to purchase accounting adjustments, which resulted in a reduction in our other net revenue of $2 million for the year ended December 31, 2007. The remaining increase in other net revenue, after taking into account the impact of foreign currency fluctuations and purchase accounting adjustments, was $25 million.

The remaining increase in other net revenue is primarily due to a $20 million increase in domestic other net revenue and a $5 million increase in international other net revenue. The domestic increase is primarily attributed to an increase in advertising revenue, which largely resulted from the launch of a new advertising campaign during 2008 promoting a third party’s fee membership programs. The terms of this agreement are more favorable than the terms with our former membership program advertiser. Advertising revenue also increased as a result of our continued efforts to seek out new opportunities to further monetize traffic on our websites. Domestic other net revenue further increased due to an increase in travel insurance revenue, driven primarily by higher attachment rates for travel insurance and more favorable economics resulting from the execution of a new agreement with our travel insurance provider, which was effective in 2008.

The increase in international other net revenue is due to an increase in travel insurance revenue, and to a lesser extent, an increase in advertising revenue. The increase in travel insurance revenue is largely due to the introduction of a new travel insurance product on one of our ebookers websites as well as higher attachment rates for travel insurance. Advertising revenue increased as a result of our continued efforts to seek out new opportunities to further monetize traffic on our websites.

Cost of Revenue

Our cost of revenue is primarily comprised of costs incurred to operate our customer service call centers, credit card processing fees incurred on our merchant bookings, ticketing and fulfillment costs, charge-backs, and connectivity and other processing costs. Cost of revenue increased $6 million, or 4%, to $163 million for the year ended December 31, 2008 from $157 million for the year ended December 31, 2007. The increase in cost of revenue was driven by an $8 million increase in affiliate commissions, a $4 million increase in GDS connectivity costs, a $3 million increase in charge-backs and a $1 million increase in credit card processing fees, partially offset by a $7 million decrease in customer service costs and a $3 million decrease in ticketing costs.

The increase in affiliate commissions was primarily due to the growth of our white label business. Higher transaction volume from our international locations primarily drove the increase in GDS connectivity costs. The increase in charge-backs was due primarily to an increase in fraudulent credit card usage at one of our international locations. We have installed new revenue protection software and instituted tighter security measures, and as a result, we experienced a significant decrease in these charge-backs towards the end of the second quarter of 2008 that continued through the remainder of the year. Growth in our merchant bookings resulted in higher credit card processing fees.

Lower domestic transaction volume primarily drove the decrease in customer service costs. Ticketing costs decreased during 2008 as the industry continued to move towards electronic ticketing to meet the International Air Transport Association mandate to eliminate paper tickets.

Selling, General and Administrative

Our selling, general and administrative expense is primarily comprised of wages and benefits, consulting and professional services fees, and data center and network communication costs. Selling, general and administrative expense decreased $29 million to $272 million for the year ended December 31, 2008 from $301 million for the year ended December 31, 2007.

During the year ended December 31, 2007, we recorded a one-time exit penalty of $13 million due to the early termination of an agreement and incurred $8 million of one-time audit and consulting fees in connection with our IPO and the post-IPO transition period. The absence of these costs in the year ended December 31, 2008 primarily drove the decrease in selling, general and administrative expense. In addition, our selling, general and administrative expense decreased by $14 million during the year ended December 31, 2008 due to a reduction in the present value of our liability under the tax sharing agreement, which primarily arose from a reduction in our effective state income tax rate (see Note 9 — Tax Sharing Liability of the Notes to the Consolidated Financial Statements). We also recorded an $8 million reduction to selling, general and administrative expense during the year ended December 31, 2008 compared to a $3 million reduction in the year ended December 31, 2007 for the insurance reimbursement of costs we previously incurred to defend hotel occupancy tax cases, which also contributed to the decrease. Selling, general and administrative expense also decreased $6 million primarily due to the capitalization of development costs during the year ended December 31, 2008 associated with the launch of our remaining ebookers’ websites onto the new technology platform in 2008.

These expense decreases were partially offset by a $6 million increase in our wages and benefits, a $4 million increase in our tax consulting costs, a $3 million increase in losses resulting from foreign currency fluctuations and a $4 million increase in other operating expenses. The increase in wages and benefits was primarily due to an increase in stock based compensation and higher staffing levels as we continue to build our hotel sourcing team and as we realize the full year impact of capabilities added in 2007 in the areas of finance and legal to undertake corporate-level functions previously provided by Travelport. A decrease due to the sale of our offline U.K. travel subsidiary in July 2007 (due to the inclusion of seven months of expense from that subsidiary in 2007) partially offset the increase in wages and benefits. We incurred higher tax consulting costs during the year ended December 31, 2008 as a result of the transition of the corporate tax function, which was previously provided by Travelport, to us.

Marketing

Our marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Our investment in online marketing is significantly greater than our investment in offline marketing. Marketing expense increased $8 million, or 3%, to $310 million for the year ended December 31, 2008 from $302 million for the year ended December 31, 2007.

The increase in marketing expense was driven by an increase in our international marketing expense, which increased $8 million, to $84 million for the year ended December 31, 2008 from $76 million for the year ended December 31, 2007. Higher online marketing costs for our international locations, driven by growth in transaction volume and higher cost per transaction, primarily drove this increase. A reduction in offline marketing costs at our international locations partially offset this increase. Offline marketing costs decreased due to a general shift in spending from offline to online marketing. In the prior year, we launched a new offline advertising campaign for our ebookers brand in the U.K., which did not continue into 2008. Our domestic marketing expense remained flat year over year, at $226 million for each of the years ended December 31, 2008 and December 31, 2007.

Depreciation and Amortization

Depreciation and amortization increased $9 million, or 16%, to $66 million for the year ended December 31, 2008 from $57 million for the year ended December 31, 2007. The increase in depreciation and amortization expense resulted from an increase in capitalized software placed in service, primarily related to the roll-out of our new technology platform in July 2007, and the acceleration of depreciation on certain assets whose useful lives were shortened during the year ended December 31, 2008.

Impairment of Goodwill and Intangible Assets

During the year ended December 31, 2008, in connection with our annual planning process, we lowered our long-term earnings forecast in response to changes in the economic environment, as described in the section entitled “Industry Trends” above. These factors, coupled with a prolonged decline in our market capitalization, indicated potential impairment of our goodwill, trademarks and trade names. Additionally, given the current environment, our distribution partners are under increased pressure to reduce their overall costs and could attempt to terminate or renegotiate their agreements with us on more favorable terms to them. These factors indicated that the carrying value of certain of our finite-lived intangible assets, specifically customer relationships, may not be recoverable. As a result, we performed an impairment test of our goodwill, indefinite-lived intangible assets and finite-lived intangible assets. Based on the testing performed, we recorded a non-cash impairment charge of $297 million, of which $210 million related to goodwill, $74 million related to trademarks and trade names and $13 million related to customer relationships (see Note 4 — Impairment of Goodwill and Intangible Assets of the Notes to the Consolidated Financial Statements). There was no impairment during the year ended December 31, 2007. Due to the current economic uncertainty and other factors, we cannot assure that goodwill, indefinite-lived intangible assets and finite-lived intangible assets will not be further impaired in future periods.

Interest Expense, Net

Interest expense decreased by $20 million, or 24%, to $63 million for the year ended December 31, 2008 from $83 million for the year ended December 31, 2007. The decrease in interest expense is primarily due to the repayment of $860 million of intercompany notes payable to Travelport and, to a lesser extent, the assignment of certain notes payable between subsidiaries of Travelport and our subsidiaries to us, both of which occurred in connection with the IPO. This decrease was offset in part by interest expense incurred on the $600 million term loan facility entered into concurrent with the IPO and the corresponding interest rate swaps entered into to hedge a portion of the variable interest payments on the term loan. An increase in interest expense accreted on the tax sharing liability and a decrease in capitalized interest on internal software development projects also partially offset the decrease in interest expense. During the year ended December 31, 2008 and December 31, 2007, $18 million and $15 million of the total interest expense recorded was non-cash, respectively.

(Benefit) Provision for Income Taxes

We recorded a tax benefit of $2 million for the year ended December 31, 2008 and a tax provision of $43 million for the year ended December 31, 2007. The tax benefit recorded during the year ended December 31, 2008 related to certain of our international subsidiaries. The amount of the tax benefit recorded during the year ended December 31, 2008 is disproportionate to the amount of pre-tax net loss incurred during the year primarily because we are not able to realize any tax benefits on the goodwill impairment charge recorded during the third quarter of 2008.

The tax provision recorded during the year ended December 31, 2007 was primarily due to a valuation allowance established in the third quarter of 2007 against $30 million of foreign net operating loss carryforwards, net of tax, related to portions of our U.K.-based business. This item was unique to 2007 and did not recur in 2008.

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

	Year Ended December 31,
	2007	2006	$	%
	Successor	Combined	Change	Change
	(in millions)

Net revenue
Air	$375	$355	$20	6%
Non-air	394	314	80	25%
Other	90	83	7	8%

Total net revenue	859	752	107	14%
Cost and expenses
Cost of revenue	157	113	44	39%
Selling, general and administrative	301	303	(2)	(1)%
Marketing	302	277	25	9%
Depreciation and amortization	57	55	2	4%
Impairment of goodwill and intangible assets	—	122	(122)	(100)%

Total operating expenses	817	870	(53)	(6)%

Operating income (loss)	42	(118)	160	(136)%
Other (expense) income
Interest expense, net	(83)	(27)	(56)	207%
Other income, net	—	1	(1)	(100)%

Total other (expense)	(83)	(26)	(57)	219%
Loss before income taxes	(41)	(144)	103	(72)%
Provision for income taxes	43	2	41	2050%

Net loss	(84)	(146)	62	(42)%
Less: Net income attributable to noncontrolling interest	(1)	—	(1)	**

Net loss attributable to Orbitz Worldwide, Inc.	$(85)	$(146)	$61	(42)%

As a percent of net revenue
Cost of revenue	18%	15%
Selling, general and administrative expense	35%	40%
Marketing expense	35%	37%

**	Not meaningful.

Net Revenue

Net revenue increased $107 million, or 14%, to $859 million for the year ended December 31, 2007 from $752 million for the year ended December 31, 2006. As a result of the Blackstone Acquisition, our net revenue during the third and fourth quarters of 2006 and the year ended December 31, 2007 was reduced as a result of deferred revenue that was written off at the time of the acquisition. Accordingly, we could not record revenue that was generated before the Blackstone Acquisition but not yet recognized at the time of the acquisition. The following discussion and analysis describes the impact on the comparability of net revenue year-over-year due to our inability to record this revenue, and refers to these amounts as “purchase accounting adjustments.”

Air.  Net revenue from air bookings increased $20 million, or 6%, to $375 million for the year ended December 31, 2007 from $355 million for the year ended December 31, 2006. Of this increase, $5 million was due to foreign currency fluctuations. In addition, $4 million of the increase in net revenue year-over-year was due to the impact of purchase accounting adjustments which resulted in a reduction in air net revenue for the year ended December 31, 2006. The remaining increase in net revenue from air bookings, after taking into account the impact of foreign currency fluctuations and purchase accounting adjustments, was $11 million.

An increase in domestic air volume contributed $19 million to the remaining $11 million increase in air net revenue. This increase helped offset a domestic decrease of $13 million, primarily driven by lower net revenue per air ticket. Of the $13 million decrease, $4 million resulted from a decrease in air net revenue due to a reduction in paper ticket fees as the industry continued to move towards electronic ticketing to meet the International Air Transport Association mandate to eliminate paper tickets by the end of May 2008. The final contractual step-down in transaction payments that we receive from the airlines with which we have charter associate agreements occurred on June 1, 2006, and represented another $4 million of the $13 million decrease in net revenue per air ticket. The remaining domestic decrease was due primarily to lower average commissions and transactions payments on our air transactions.

An increase in air volume contributed $15 million to the overall remaining increase in international air net revenue. This increase helped offset an international decrease of $10 million driven by lower net revenue per air ticket. The lower net revenue per air ticket primarily resulted from an increase in mix of short-haul flights, the introduction of low cost carriers on our websites in Europe and decreased compensation from suppliers. The sale of our offline U.K. travel subsidiary in July 2007 reduced the overall growth in international air net revenue due to the inclusion of seven months of net revenue from that business in 2007 as compared to a full year in 2006.

Non-air.  Non-air net revenue is comprised of net revenue from hotel bookings, dynamic packaging (which may include a combination of travel products, such as air, hotel and car reservations), car bookings, cruise bookings and destination services. Net revenue from our non-air business increased $80 million, or 25%, to $394 million for the year ended December 31, 2007 from $314 million for the year ended December 31, 2006. Of this increase, $10 million was due to foreign currency fluctuations. In addition, net revenue increased $28 million year-over-year due to purchase accounting adjustments, which resulted in a reduction in our non-air net revenue of $4 million and $32 million for the years ended December 31, 2007 and 2006, respectively. The remaining increase in net revenue from non-air bookings, after taking into account the impact of foreign currency fluctuations and purchase accounting adjustments, was $42 million.

An increase in domestic hotel and dynamic packaging net revenue of $22 million and $10 million, respectively, primarily drove the domestic increase in non-air net revenue of $31 million. Domestic net revenue from hotel bookings increased due to higher net revenue per transaction, primarily driven by a shift in mix from retail to merchant, higher ADRs and a longer average length of stay. An increase in transaction volume and net revenue per transaction drove the increase in net revenue from dynamic packaging. These increases were partially offset by decreases in net revenue from car rentals and cruises.

An increase in international hotel and dynamic packaging net revenue of $10 million and $4 million, respectively, primarily drove the international increase in non-air net revenue of $11 million. This increase in international hotel and dynamic packaging net revenue was partially offset by decreases in net revenue from car rentals and cruises. The sale of our offline U.K. travel subsidiary in July 2007 reduced the overall growth in international non-air net revenue due to the inclusion of seven months of net revenue from that business in 2007 as compared to a full year in 2006.

Other.  Other net revenue is primarily comprised of advertising and travel insurance revenue and revenue from our hosting business. Other net revenue increased $7 million, or 8%, to $90 million for the year ended December 31, 2007 from $83 million for the year ended December 31, 2006. Of this increase, $1 million was due to foreign currency fluctuations. In addition, net revenue increased $1 million year-over-year due to purchase accounting adjustments, which resulted in a reduction in our other net revenue of $2 million and $3 million for the years ended December 31, 2007 and 2006, respectively. The remaining increase in other net revenue, after taking into account the impact of foreign currency fluctuations and purchase accounting adjustments, was $5 million.

The remaining increase in other net revenue is primarily due to a $10 million increase in domestic other net revenue, which is partially offset by a $5 million decrease in international other net revenue. The domestic increase is primarily attributed to an increase in travel insurance revenue, driven by higher air and dynamic vacation package volume, and to a lesser extent, higher net revenue per transaction. Domestic other net revenue further increased due to an increase in advertising revenue. The decrease in international other net revenue is primarily attributed to the sale of our offline U.K. travel subsidiary in July 2007 due to the inclusion of seven months of net revenue from that business in 2007 as compared to a full year in 2006.

Cost of Revenue

Our cost of revenue is primarily comprised of costs incurred to operate our customer service call centers, credit card processing fees incurred on our merchant bookings, ticketing costs, charge-backs, and connectivity and other processing costs. Cost of revenue increased $44 million, or 39%, to $157 million for the year ended December 31, 2007 from $113 million for the year ended December 31, 2006.

The increase in cost of revenue was driven by a $31 million increase in customer service costs, a $7 million increase in charge-backs and a $6 million increase in credit card processing fees. Higher domestic and international transaction volume, coupled with the opening of additional call centers, primarily resulted in higher customer service costs during the year ended December 31, 2007. The increase in charge-backs was due primarily to an increase in fraudulent credit card usage at one of our international locations during 2007. Growth in our merchant bookings resulted in higher credit card processing fees.

Selling, General and Administrative Expense

Our selling, general and administrative expense is primarily comprised of wages and benefits, consulting and professional services fees, and system maintenance and network communication costs. Selling, general and administrative expense decreased $2 million to $301 million during the year ended December 31, 2007 from $303 million for the year ended December 31, 2006. During the year ended December 31, 2007, we recorded a one-time exit penalty of $13 million due to the early termination of an agreement and incurred $8 million of one-time audit and consulting fees in connection with our IPO and the post-IPO transition period.

These expense increases were more than offset by a $16 million decrease in our wages and benefits, a $3 million decrease in our facilities expense, a $3 million decrease resulting from insurance reimbursements received and a $1 million decrease in other operating expenses. The decrease in wages and benefits was primarily due to the sale of our offline U.K. travel subsidiary in July 2007 (due to the inclusion of seven months of expense from that subsidiary in 2007 as compared to a full year of expense in 2006) and an overall reduction in head count at our international subsidiaries during 2007. The decrease in facilities costs is primarily due to a decrease in rent expense as a result of the relocation of our corporate office, and to a lesser extent, a reduction in our office space leased in the U.K. We recorded a $3 million reduction to selling, general and administrative expense during the year ended December 31, 2007 for the insurance reimbursement of costs we previously incurred to defend hotel occupancy tax cases. No such reimbursements were received in 2006.

Marketing

Our marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Our investment in online marketing is significantly greater than our investment in offline marketing. Marketing expense increased $25 million, or 9%, to $302 million for the year ended December 31, 2007 from $277 million for the year ended December 31, 2006.

Domestically, our marketing expense increased $13 million, to $226 million for the year ended December 31, 2007 from $213 million for the year ended December 31, 2006, which was primarily driven by an increase in online marketing costs. Our online marketing costs increased largely due to the growth in transactions sourced through online channels as well as an increase in the cost of key words which we bid on to drive customers to our websites. Internationally, our marketing expense increased $12 million, to $76 million for the year ended December 31, 2007 from $64 million for the year ended December 31, 2006, which was partially driven by an increase in online marketing expense due to the growth in transaction volume. We also incurred higher offline marketing costs due to the launch of a new marketing campaign in September 2007 to promote our ebookers brand in the U.K.

Depreciation and Amortization

Depreciation and amortization decreased $2 million, or 4%, to $57 million for the year ended December 31, 2007 from $55 million for the year ended December 31, 2006. The decrease in depreciation and amortization expense was primarily due to a change in the useful lives of certain assets as a result of purchase accounting applied in connection with the Blackstone Acquisition. Partially offsetting this decrease was an increase due to assets placed in service, primarily in connection with the roll out of our new technology platform in the U.K. and Ireland.

Impairment of Goodwill and Intangible Assets

Impairment of intangible assets decreased $122 million, or 100%, to $0 for the year ended December 31, 2007 from $122 million for the year ended December 31, 2006. We recorded a charge in the year ended December 31, 2006 for impairment of Predecessor goodwill and intangible assets. The impairment primarily related to a decline in ebookers’ fair value relative to its carrying value. This decline was the result of ebookers’ poor operating performance following its acquisition by Cendant due to various operational issues.

Interest Expense, Net

Interest expense increased by $56 million, or 207%, to $83 million for the year ended December 31, 2007 from $27 million for the year ended December 31, 2006. The increase in interest expense during the period was primarily attributable to $43 million of interest incurred on the $860 million of intercompany notes payable to Travelport. These notes were repaid in connection with the IPO (see Note 18 — Related Party Transactions of the Notes to Consolidated Financial Statements). The remaining increase was primarily due to $22 million of interest incurred on the $600 million term loan facility that we entered into in July 2007. Partially offsetting these increases in interest expense was $3 million of capitalized interest on internal software development and a decrease in imputed interest on the tax sharing liability of $4 million (see Note 2 — Summary of Significant Accounting Policies and Note 9 — Tax Sharing Liability of the Notes to Consolidated Financial Statements). For the years ended December 31, 2007 and 2006, $15 million and $27 million of the total interest expense recorded was non-cash, respectively.

Provision for Income Taxes

We recorded a tax provision of $43 million for the year ended December 31, 2007 and $2 million for the year ended December 31, 2006. The increase in our provision for income taxes was primarily due to a valuation allowance established against $30 million of foreign net operating loss carryforwards, net of tax, related to portions of our U.K.-based business (see Note 12 — Income Taxes of the Notes to Consolidated Financial Statements).

Related Party Transactions

For a discussion of certain relationships and related party transactions, see Note 18 — Related Party Transactions of the Notes to Consolidated Financial Statements.

Seasonality

Our businesses experience seasonal fluctuations in the demand for the products and services we offer. The majority of our customers book travel for leisure purposes rather than for business. Gross bookings for leisure travel are generally highest in the first and second calendar quarters as customers plan and book their spring and summer vacations. However, net revenue generated under the merchant model is generally recognized when the travel takes place and typically lags bookings by several weeks or longer. As a result, our cash receipts are generally highest in the first and second calendar quarters and our net revenue is typically highest in the second and third calendar quarters. Our seasonality may also be affected by fluctuations in the travel products our suppliers make available to us for booking, the continued growth of our international operations or a change in our product mix.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Our principal sources of liquidity are our cash flows from operations, cash and cash equivalents, and borrowings under our $85 million revolving credit facility. At December 31, 2008 and December 31, 2007, our cash and cash equivalents balances were $31 million and $25 million, respectively. We had $52 million and $84 million of availability under our revolving credit facility at December 31, 2008 (reflective of the effective reduction in total availability under our revolving credit facility in September 2008 as described below) and December 31, 2007, respectively, reflecting total available liquidity from cash and cash equivalents and our revolving credit facility of $83 million and $109 million at December 31, 2008 and 2007, respectively. Prior to our IPO, our financing needs were supported by Travelport. We also require letters of credit to support certain commercial agreements, leases and certain regulatory agreements. As of December 31, 2008, substantially all of these letters of credit were issued by Travelport on our behalf under the terms of the Separation Agreement we entered into with Travelport in connection with the IPO, which has since been amended (the “Separation Agreement”). At December 31, 2008 and December 31, 2007, there were $67 million and $74 million of outstanding letters of credit issued by Travelport on our behalf, respectively.

Under our merchant model, customers generally pay us for reservations at the time of booking, which is in advance of their travel. We pay our suppliers at some later date, which is generally after the customer uses the reservation. Initially, we record these customer receipts as deferred income and accrued merchant payables. We recognize net revenue when customers use the reservation, and we pay our suppliers once we have received an invoice, which generally ranges from one to sixty days after customers use the reservation. The timing difference between the cash collected from our customers and payments to our suppliers impacts our operating cash flows and represents a source of liquidity for us. If our merchant model bookings grow, we expect to experience this positive impact on our operating cash flows. Conversely, if our merchant model bookings decline or there are changes to the model which reduce the time between the receipt of cash from our customers and payments to suppliers, these benefits would be reduced. Due to various factors, including a decline in our merchant bookings, the liquidity provided by cash flows from our merchant model bookings decreased in the fourth quarter of 2008 as compared to the fourth quarter of 2007.

The seasonal fluctuations in our business also affect the timing of our cash flows. Gross bookings are generally highest in the first and second calendar quarters as customers plan and purchase their spring and summer vacations. As a result, our cash receipts are generally highest in the first and second calendar quarters, and we generally use cash during the third and fourth calendar quarters to pay our suppliers. We expect this seasonal cash flow pattern to continue. However, changes in our business model could either increase or decrease the seasonal nature of our cash flows.

As of December 31, 2008, we had a working capital deficit of $258 million as compared to a deficit of $301 million as of December 31, 2007. Prior to our IPO, we operated with a working capital deficit primarily as a result of the cash management system used by Travelport to pool cash from all of its subsidiaries, including us, as well as the fact that certain operating cash flows generated by us were used to fund certain of our financing and investing activities, such as capital expenditures incurred for the development and implementation of our new technology platform.

The net proceeds we received from the initial public offering of our common stock and the $600 million term loan did not decrease this working capital deficit because those proceeds were used to repay $860 million of intercompany notes payable to affiliates of Travelport, to pay a $109 million dividend to an affiliate of Travelport and to settle other intercompany balances between us and Travelport that were generated prior to the IPO.

As a result, immediately following our IPO, we continued to have a working capital deficit. Because of this deficit, we use cash from customer transactions as well as borrowings under our revolving credit facility to fund our working capital requirements, including certain investing and financing commitments, such as capital expenditures and principal payments on our outstanding term loan, respectively.

Over time, we expect to decrease this deficit through continued growth in our business and the generation of positive cash flow from operations, which we expect to achieve by improving our operating efficiency, simplifying the way we do business and continuing to innovate.

We generated positive cash flow from operations for the years ended December 31, 2006 through 2008, despite experiencing net losses. Historically, we have incurred losses due to significant non-cash expenses, such as the impairment of goodwill and intangible assets. We utilize this cash flow to fund our operations, make principal and interest payments on our debt, finance capital expenditures and meet our other cash needs. We invest cash flow from operations into our business. Historically, this cash flow has primarily financed the development and expansion of our new technology platform. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.

We expect annual cash flow from operations to remain positive in the foreseeable future. We intend to continue to use this cash flow to fund capital expenditures as well as other investing and financing activities, such as the repayment of debt. For the year ended December 31, 2009, we expect our capital expenditures to be between $45 million and $50 million.

Lehman Commercial Paper Inc. (“LCPI”), which filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on October 5, 2008, holds a $12.5 million commitment, or 14.7% percent, of the $85 million available under our revolving credit facility. As a result, total availability under our revolving credit facility has effectively been reduced from $85 million to $72.5 million. We do not believe that this reduction in availability will have a material impact on our liquidity or financial position.

We currently believe that cash flow generated from operations, cash on hand and availability under our revolving credit facility (despite having been effectively reduced) will provide sufficient liquidity to fund our operating activities, capital expenditures and other obligations for the foreseeable future. However, in the future, our liquidity could be negatively impacted as a result of changes in our business model, changes to payment terms or other supplier-imposed requirements, lower than anticipated operating cash flows or other unanticipated events, such as unfavorable outcomes in our legal proceedings. For example, the liquidity provided by cash flows from our merchant model bookings could be negatively impacted if our suppliers, including credit card processors and hotels, changed their payment terms or imposed other requirements on us, such as requiring us to provide letters of credit or to establish cash reserves, or if our merchant model bookings declined as a result of current economic conditions or other factors.

If in the future, we require more liquidity than is available to us under our revolving credit facility, we may need to raise additional funds through debt or equity offerings. In the event additional financing is required, our ability to raise third-party debt may be limited by the covenants and restrictions under our senior secured credit agreement (see “Financing Arrangements” below) and may require the consent of Travelport pursuant to the terms of our certificate of incorporation. In addition, financing may not be available to us at all or may not be available to us at favorable terms, particularly in the wake of the current economic environment. We may raise additional funds through the issuance of equity securities, which could result in potential dilution of our stockholders’ equity. However, any such issuance may require the consent of Travelport and our other shareholders. Furthermore, if we require letters of credit in excess of the $75 million available under the facility provided by Travelport or if we require letters of credit denominated in foreign currencies and are unable to obtain these letters of credit, we would be required to issue such letters of credit under our revolving credit facility, which could, depending upon the amount, substantially reduce available liquidity.

Cash Flows

Our net cash flows from operating, investing and financing activities for the periods indicated in the tables below were as follows:

			Period from	Period from
	Year Ended	Year Ended	August 23, 2006 to	January 1, 2006 to
	December 31, 2008	December 31, 2007	December 31, 2006	August 22, 2006
	Successor	Successor	Successor	Predecessor
	(in millions)
Beginning cash and cash equivalents	$25	$18	$26	$28

Cash provided by (used in):
Operating activities	76	69	39	121
Investing activities	(58)	(80)	(29)	(54)
Financing activities	(8)	13	(7)	(70)
Effect of changes in exchange rates on cash and cash equivalents	(4)	5	(11)	1

Net increase (decrease) in cash and cash equivalents	6	7	(8)	(2)

Ending cash and cash equivalents	$31	$25	$18	$26

Comparison of the year ended December 31, 2008 to the year ended December 31, 2007

Operating Activities

Cash provided by operating activities consists of net loss, adjusted for non-cash items such as depreciation, amortization, impairment of goodwill and intangible assets, and stock based compensation and changes in various working capital items, principally accrued merchant payables, deferred income and accounts payable.

We generated cash flow from operations of $76 million for the year ended December 31, 2008 compared to $69 million for the year ended December 31, 2007. The increase in operating cash flows was largely driven by a $48 million decrease in cash interest expense due to the repayment of intercompany notes to Travelport in connection with the IPO, offset in part by a $22 million increase in cash interest expense incurred on our $85 million revolving credit facility, the $600 million term loan and the corresponding interest rate swaps entered into to hedge a portion of the variable interest payments on the term loan. Accrued expenses drove an additional $25 million increase in operating cash flows. This increase was primarily driven by the timing of payments of domestic accrued marketing expenditures. The remaining increase in operating cash flows during the year ended December 31, 2008 was primarily due to the overall growth of our operations.

The cash flow increases discussed above were partially offset by a $23 million decrease in accounts payable, driven largely by timing of payments, as a result of changes in our payment mechanisms and cash management policies following our IPO. A $35 million decrease in accrued merchant payables and an $8 million decrease in deferred income also offset the cash flow increases. These decreases were primarily driven by a decrease in transaction volume, particularly for hotel bookings, during the fourth quarter of 2008. The cash flow increases above were further offset by changes in other operating assets and liabilities.

Investing Activities

Cash flow used in investing activities decreased $22 million, to $58 million for the year ended December 31, 2008 from $80 million for the year ended December 31, 2007. The decrease in cash flow used in investing activities is primarily due to the sale of an offline U.K. travel subsidiary in July 2007. The sale of this subsidiary resulted in a $31 million reduction in cash due to the buyer’s assumption of this subsidiary’s cash balance at the time of sale, partially offset by the cash proceeds we received for the sale of the subsidiary.

This decrease in cash flow used in investing activities is partially offset by a $5 million increase in capital expenditures as well as the absence of the receipt of proceeds from asset sales during 2008. We received $4 million of cash proceeds from asset sales during 2007.

Financing Activities

Cash flow used in financing activities for the year ended December 31, 2008 was $8 million compared to $13 million of cash flow provided by financing activities for the year ended December 31, 2007. The decrease in cash flow provided by financing activities of $21 million is partially due to the absence of net proceeds received from the IPO and the $600 million term loan facility entered into concurrent with the IPO, offset in part by repayments of the intercompany notes to Travelport, a dividend paid to Travelport in connection with the IPO and net cash distributed to and received from Travelport in 2007 prior to the IPO. Following our IPO, we are no longer required to distribute available cash to Travelport. Cash flow used in financing activities increased largely due to $20 million of payments made under the tax sharing agreement with the Founding Airlines, a $5 million increase in principal payments made on the $600 million term loan facility and $1 million of payments made to satisfy employee minimum tax withholding obligations upon vesting of equity-based awards during the year ended December 31, 2008. The decrease in cash flow provided by financing activities is offset in part by a $19 million increase in borrowings made under our revolving credit facility during the year ended December 31, 2008 and a $1 million decrease in capital lease payments.

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Operating Activities

Cash provided by operating activities consists of net loss, adjusted for non-cash items such as depreciation, amortization, impairment of goodwill and intangible assets, and stock based compensation and changes in various working capital items, principally accrued merchant payables, deferred income and accounts payable.

We generated cash flow from operations of $69 million for the year ended December 31, 2007 compared to $160 million for the year ended December 31, 2006. The decrease in operating cash flow during 2007 is largely due to $74 million of cash interest payments made during 2007 primarily related to intercompany notes payable to Travelport that were outstanding prior to the IPO and the $600 million term loan facility and $85 million revolving credit facility that we entered into concurrent with the IPO. We did not have any third-party debt outstanding during 2006. The decrease in cash flow from operations was also attributed to changes in accrued merchant payable and deferred income balances.

Investing Activities

Cash flow used in investing activities decreased $3 million, to $80 million for the year ended December 31, 2007 from $83 million for the year ended December 31, 2006. The decrease in cash used in investing activities is due in part to a $30 million decrease in capital expenditures as well as the receipt of $4 million of cash proceeds from asset sales during 2007. This decrease was offset in part by the impact of the sale of an offline U.K. travel subsidiary in July 2007. The sale of this subsidiary resulted in a $31 million reduction in cash primarily due to the buyer’s assumption of this subsidiary’s cash balance at the time of sale, partially offset by the cash proceeds we received for the sale.

Financing Activities

Cash flow provided by financing activities for the year ended December 31, 2007 was $13 million compared to cash flow used in financing activities of $77 million for the year ended December 31, 2006. The increase in cash flow provided by financing activities was primarily due to the net proceeds received from the IPO and the $600 million term loan facility entered into concurrent with the IPO, offset in part by repayments of the intercompany notes to Travelport, a dividend paid to Travelport in connection with the IPO and an increase in cash distributed to Travelport in 2007 prior to the IPO.

Financing Arrangements

On July 25, 2007, concurrent with the IPO, we entered into a $685 million senior secured credit agreement (“Credit Agreement”) consisting of a seven-year $600 million term loan facility (“Term Loan”) and a six-year $85 million revolving credit facility (“Revolver”). The Term Loan and the Revolver bear interest at variable rates, at our option, of LIBOR or an alternative base rate plus a margin. At December 31, 2008 and December 31, 2007, $593 million and $599 million was outstanding on the Term Loan, respectively, and $21 million and $1 million was outstanding on the Revolver, respectively.

As described above, in connection with LCPI filing for bankruptcy protection, total availability under our Revolver has effectively been reduced from $85 million to $72.5 million.

Our Term Loan and Revolver are both secured by substantially all of our and our domestic subsidiaries’ tangible and intangible assets, including a pledge of 100% of the outstanding capital stock or other equity interests of substantially all of our direct and indirect domestic subsidiaries and 65% of the capital stock or other equity interests of certain of our foreign subsidiaries, subject to certain exceptions. Our Term Loan and Revolver are also guaranteed by substantially all of our domestic subsidiaries.

The Credit Agreement contains various customary restrictive covenants that limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantees;

•	enter into sale or leaseback transactions;

•	make investments, loans or acquisitions;

•	grant or incur liens on our assets;

•	sell our assets;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	engage in transactions with affiliates; and

•	make restricted payments.

The Credit Agreement requires us not to exceed a maximum total leverage ratio, which declines over the term of the agreement, and to maintain a minimum fixed charge coverage ratio, each as defined in the Credit Agreement. If we fail to comply with these covenants and we are unable to obtain a waiver or amendment, our lenders could accelerate the maturity of all amounts borrowed under our term loan and revolving credit facility and could proceed against the collateral securing this indebtedness. We are permitted, however, to cure any such failure by issuing equity to certain permitted holders, as defined in the Credit Agreement, which include The Blackstone Group and certain of its affiliates. The amount of the net cash proceeds received from this equity issuance would then be applied to increase consolidated EBITDA, as defined in the Credit Agreement and on which the covenant calculations are based, for the applicable quarter. As of December 31, 2008, we were in compliance with these covenants.

In addition, beginning in the first quarter of 2009, we are required to make mandatory prepayments on the Term Loan annually in an amount up to 50% of the prior year’s excess cash flow, as defined in the Credit Agreement. Mandatory prepayments are applied, in order of maturity, to the scheduled quarterly term loan principal payments. Based on our cash flow for the year ended December 31, 2008, we are not required to make a mandatory prepayment in the first quarter of 2009. The potential amount of mandatory prepayments that will be required beyond the first quarter of 2009 is not reasonably estimable as of December 31, 2008.

As a wholly owned subsidiary of Travelport, Travelport provided guarantees, letters of credit and surety bonds on our behalf under our commercial agreements and leases and for the benefit of certain regulatory agencies. Under the Separation Agreement, we are required to use commercially reasonable efforts to have Travelport released from any then outstanding guarantees and surety bonds. Travelport no longer provides surety bonds on our behalf or guarantees in connection with commercial agreements or leases entered into or replaced by us subsequent to the IPO. At December 31, 2008 and December 31, 2007, there were $67 million and $74 million of letters of credit issued by Travelport on our behalf, respectively. Under the Separation Agreement, Travelport has agreed to issue U.S. Dollar denominated letters of credit on our behalf in an aggregate amount not to exceed $75 million through at least March 31, 2010 and thereafter so long as Travelport and its affiliates (as defined in the Separation Agreement) own at least 50% of our voting stock.

Financial Obligations

Commitments and Contingencies

We and certain of our affiliates are parties to cases brought by consumers and municipalities and other U.S. governmental entities involving hotel occupancy taxes. We believe that we have meritorious defenses and we are vigorously defending against these claims (see Note 11 — Commitments and Contingencies of the Notes to Consolidated Financial Statements for additional information).

Litigation is inherently unpredictable and, although we believe we have valid defenses in these matters based upon advice of counsel, unfavorable resolutions could occur. While we cannot estimate our range of loss, an adverse outcome from these unresolved proceedings could be material to us with respect to earnings or cash flows in any given reporting period. We do not believe that the impact of such unresolved litigation would result in a material liability to us in relation to our financial position or liquidity.

We are currently seeking to recover insurance reimbursement for costs incurred to defend the hotel occupancy tax cases. We recorded a reduction to selling, general and administrative expense in our consolidated statements of operations for reimbursements received of $8 million and $3 million for the years ended December 31, 2008 and December 31, 2007, respectively. The recovery of additional amounts, if any, by us and the timing of receipt of these recoveries is unclear. As such, in accordance with SFAS No. 5, “Accounting for Contingencies,” as of December 31, 2008, we have not recognized a reduction to selling, general and administrative expense in our consolidated statements of operations for the outstanding contingent claims for which we have not yet received reimbursement.

Contractual Obligations

The following table summarizes our future contractual obligations as of December 31, 2008:

	2009	2010	2011	2012	2013	Thereafter	Total
	(in millions)

Term Loan (a)	$6	$6	$6	$6	$6	$563	$593
Revolver (a)	—	—	—	—	21	—	21
Interest (b)	35	25	20	20	20	11	131
Contract exit costs (c)	4	5	4	2	1	1	17
Operating leases	6	6	5	4	4	25	50
Travelport GDS contract (d)	45	20	20	20	20	20	145
Tax sharing liability (e)	15	18	21	17	18	137	226
Telecommunications service agreement	1	2	—	—	—	—	3
Software license agreement	9	9	—	—	—	—	18

Total contractual obligations (f)	$121	$91	$76	$69	$90	$757	$1,204

(a)	In July 2007, concurrent with the IPO, we entered into the $685 million Credit Agreement consisting of the seven-year $600 million Term Loan and the six-year $85 million Revolver. The Term Loan and Revolver bear interest at variable rates, at our option, of LIBOR or an alternative base rate plus a margin. The amounts shown in the table above represent future payments under the Term Loan and Revolver (see Note 8 — Term Loan and Revolving Credit Facility of the Notes to Consolidated Financial Statements). However, the timing of the future payments shown in the table above could change with respect to the Term Loan, as beginning in the first quarter of 2009, we are required to make mandatory prepayments on the Term Loan annually in an amount up to 50% of the prior year’s excess cash flow, as defined in the

Credit Agreement. Mandatory prepayments are applied, in order of maturity, to the scheduled quarterly term loan principal payments. Based on our cash flow for the year ended December 31, 2008, we are not required to make a mandatory prepayment in the first quarter of 2009. The potential amount of mandatory prepayments that will be required beyond the first quarter of 2009 is not reasonably estimable as of December 31, 2008. As a result, the table above excludes mandatory prepayments that could be required under the Term Loan beyond the first quarter of 2009.

(b)	Represents estimated interest payments on the variable portion of the Term Loan based on the one-month LIBOR as of December 31, 2008 and fixed interest payments under interest rate swaps.

(c)	Represents costs due to the early termination of an agreement.

(d)	The Travelport GDS service agreement is structured such that we earn incentive revenue for each segment that is processed through Galileo or Worldspan. The agreement also required us to process 38 million segments during 2008, 16 million segments through Worldspan and 22 million segments through Galileo. The required number of segments processed in future years for Worldspan remains fixed at 16 million segments, while the required number of segments for Galileo is subject to adjustment based upon the actual segments processed in the preceding year. In 2009, we are required to process approximately 20 million segments through Galileo. Our failure to process the required number of segments would result in a shortfall payment of $1.25 per segment below the required minimum. The table above includes shortfall payments required by the agreement if we do not process any segments through Worldspan, as well as shortfall payments required if we do not process any segments through Galileo during the year ended December 31, 2009. Because the required number of segments for Galileo adjusts based on the actual segments processed in the preceding year, we are unable to predict shortfall payments that may be required by the agreement beyond 2009. If we meet the minimum number of segments, we are not required to make payments of any kind to Galileo or Worldspan (see Note 18 — Related Party Transactions of the Notes to Consolidated Financial Statements). No payments were made to Travelport in 2008 related to the required minimum segments.

(e)	We expect to make approximately $226 million of payments in connection with the tax sharing agreement with the Founding Airlines (see Note 9 — Tax Sharing Liability of the Notes to Consolidated Financial Statements).

(f)	Excluded from the above table are $6 million of liabilities for uncertain tax positions for which the period of settlement is not currently determinable.

Other Commercial Commitments and Off-Balance Sheet Arrangements

Surety Bonds and Bank Guarantees

In the ordinary course of business, we obtain surety bonds and bank guarantees, issued for the benefit of a third party, to secure performance of certain of our obligations to third parties. At December 31, 2008 and December 31, 2007, there were $3 million and $3 million of surety bonds outstanding, respectively, and $2 million and $6 million of bank guarantees outstanding, respectively.

CRITICAL ACCOUNTING POLICIES

The preparation of our consolidated financial statements and related notes in conformity with generally accepted accounting principles requires us to make judgments, estimates and assumptions that affect the amounts reported therein. An accounting policy is considered to be critical if it meets the following two criteria:

•	the policy requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made; and

•	different estimates that reasonably could have been used or changes in the estimates that are reasonably likely to occur from period to period would have a material impact on our consolidated financial statements.

We believe that the estimates and assumptions used when preparing our consolidated financial statements were the most appropriate at that time. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. We have discussed these estimates with our Audit Committee.

Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect our reported results. Although we believe these policies to be the most critical, other accounting policies also have a significant effect on our consolidated financial statements and certain of these policies may also require the use of estimates and assumptions (see Note 2 — Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements).

Revenue Recognition

We record revenue based on SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” We recognize revenue when it is earned and realizable, when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. We record revenue earned net of all amounts paid to our suppliers under both our retail and merchant models, in accordance with the criteria established in Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.”

We offer customers the ability to book airline, hotel, car rental and other travel reservations through our various brands, including Orbitz, CheapTickets, ebookers, HotelClub and RatesToGo. These products and services are made available to our customers for booking on a stand-alone basis or as part of a dynamic vacation package. We have two primary types of contractual arrangements with our vendors, which we refer to herein as the “retail” and “merchant” models.

Under the retail model, we pass reservations booked by our customers to the travel supplier for a commission. We also charge our customers a service fee for booking the travel reservation. Under this model, we do not take on credit risk with travelers; we are not the primary obligor with the customer; we have no latitude in determining pricing; we take no inventory risk; we have no ability to determine or change the products or services delivered; and we have no discretion in the selection of the service supplier.

We recognize net revenue under the retail model when the reservation is made, secured by a customer with a credit card and we have no further obligations to our customers. For air transactions, this is at the time of booking. For hotel transactions and car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively, net of an allowance for cancelled reservations. The timing of recognition is different for retail hotel and retail car transactions than for retail air travel because unlike air travel where the reservation is secured by a customer’s credit card at booking, car rental bookings and hotel bookings are not secured by a customer’s credit card until the pick-up date and check-in date, respectively. Allowances for cancelled reservations primarily relate to cancellations that do not occur through our website, but instead occur directly through the supplier of the travel product. The amount of the allowance is determined based on our historical experience. The majority of commissions earned under the retail model are based upon contractual agreements.

Under the merchant model, we provide customers the ability to book the travel reservation, and we contract with various suppliers that provide the travel products needed to fulfill the reservation. We generate revenue for our services based on the difference between the total amount the customer pays for the travel product and the negotiated net rate plus estimated taxes that the supplier charges for that travel product. We also charge our customers a service fee for booking the travel reservation. Customers generally pay for reservations in advance, at the time of booking. Initially, we record these advance payments as deferred income and accrued merchant payables. In this model, we do not take on credit risk with travelers, however we are subject to fraud risk; we have the ability to determine the price; we are not responsible for the actual delivery of the flight, hotel room, or car rental; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer is responsible for the selection of the service supplier.

We recognize net revenue under the merchant model when we have no further obligations to our customers. For merchant air transactions, this is at the time of booking. For merchant hotel transactions and merchant car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively. This timing is different for merchant air travel because our primary service to the customer is fulfilled at the time of booking.

We accrue for the cost of merchant hotel and merchant car transactions based on amounts we expect to be invoiced by suppliers. If we do not receive an invoice within a certain period of time, generally within six months, or the invoice received is less than the accrued amount, we may reverse a portion of the accrued cost when we determine it is not probable that we will be required to pay the supplier, based on our historical experience and contract terms. This would result in an increase in net revenue and a decrease to the accrued merchant payable.

Dynamic vacation packages offer customers the ability to book a combination of travel products. For example, travel products booked in a dynamic vacation package may include a combination of air, hotel and car reservations. We recognize net revenue for the entire package when customers use the reservation, which generally occurs on the same day for each travel product included in the dynamic vacation package.

Under both the retail and merchant models, we recognize revenue for service fees charged to customers for booking travel reservations. This revenue is recognized at the time we recognize the net revenue for the corresponding travel product. We also may receive override commissions from suppliers if we meet certain contractual volume thresholds. These commissions are recognized when the amount of the commissions becomes fixed or determinable, which is generally upon notification by the respective travel supplier.

We utilize GDS services provided by Galileo, Worldspan and Amadeus. Under GDS service agreements, we earn revenue in the form of an incentive payment for each segment that is processed through a GDS. Revenue is recognized for these incentive payments at the time the travel reservation is processed through the GDS, which is generally at the time of booking.

We also generate other revenue, which is primarily comprised of revenue from advertising, including sponsoring links on our websites, and travel insurance. Advertising revenue is derived primarily from the delivery of advertisements on our websites and is recognized either at the time of display of each individual advertisement, or ratably over the advertising delivery period, depending on the terms of the advertising contract. Revenues generated from sponsoring links and travel insurance revenue are both recognized upon notification from the alliance partner that a transaction has occurred.

If our judgments regarding net revenue are inaccurate, actual net revenue could differ from the amount we recognize, directly impacting our results of operations.

Impairment of Long-Lived Assets, Goodwill and Indefinite-Lived Intangible Assets

Long-Lived Assets

We evaluate the recoverability of our long-lived assets, including property and equipment and finite-lived intangible assets, when circumstances indicate that the carrying value of those assets may not be recoverable pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows to be generated from these assets, on an undiscounted basis. If this analysis indicates that the carrying value of an asset is not recoverable, the carrying value is reduced to fair value through an impairment charge in our consolidated statements of operations. The evaluation of long-lived assets for impairment requires assumptions about operating strategies and estimates of future cash flows. An estimate of future cash flows requires us to assess current and projected market conditions as well as operating performance. A variation of the assumptions used could lead to a different conclusion regarding the recoverability of an asset and could have a significant effect on our consolidated financial statements.

Goodwill and Other Intangibles

As required by SFAS No. 142, “Goodwill and Other Intangible Assets,” we assess the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently whenever events occur and circumstances change indicating potential impairment. We perform our annual impairment testing of goodwill and other indefinite-lived intangible assets in the fourth quarter of each year, subsequent to the completion of our annual planning process.

We assess goodwill for possible impairment using a two-step process. The first step is used to identify if there is potential goodwill impairment. If step one indicates that an impairment may exist, a second step is performed to measure the amount of the goodwill impairment, if any. Application of the goodwill impairment test requires management’s judgment, including the identification of reporting units, assigning assets and liabilities to reporting units and determining the fair value of each reporting unit. We estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Variations of the income approach are used to estimate certain of the intangible asset fair values.

Our trademarks and trade names are indefinite-lived intangible assets. We test these assets for impairment by comparing their carrying value to their estimated fair value. If the estimated fair value is less than the carrying amount of the intangible asset, then the carrying value is reduced to fair value through an impairment charge recorded to our consolidated statement of operations. We use a market or income valuation approach, as described above, to estimate fair values of the relevant trademarks and trade names.

Our testing for impairment involves estimates of our future cash flows, which requires us to assess current and projected market conditions as well as operating performance. Our estimates may differ from actual cash flows due to changes in our operating performance, capital structure or requirements for operating and capital expenditures as well as changes to general economic conditions and the travel industry in particular. We must also make estimates and judgments in the selection of a discount rate that reflects the risk inherent in those future cash flows. The impairment analysis may also require certain assumptions about other businesses with limited financial histories. A variation of the assumptions used could lead to a different conclusion regarding the carrying value of an asset and could have a significant effect on our consolidated financial statements.

Accounting for Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Accordingly, our provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state effective tax rates that are applicable to us in a given year. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Increases to the valuation allowance are recorded as increases to the provision for income taxes. Under the current standard, to the extent that any valuation allowances established in purchase accounting are reduced, these reductions are recorded as adjustments to goodwill rather than to the provision for income taxes. Beginning January 1, 2009, these reductions will be recorded through our statement of operations as a result of our adoption of SFAS No. 141(R), “Business Combinations.” The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in our estimate of future taxable income may require an increase or decrease to the valuation allowance.

The Predecessor’s operations were included in the consolidated U.S. federal income tax return of Cendant up to the date of the Blackstone Acquisition, which occurred on August 23, 2006. In addition, the Predecessor has filed consolidated, combined and unitary state income tax returns with Cendant in jurisdictions where required or permitted. However, the provision for income taxes was computed as if the Predecessor filed its U.S. federal, state and foreign income tax returns on a standalone basis (i.e., on a “Separate Company” basis). To the extent that the Predecessor’s Separate Company income tax payable, if any, relates to a period in which it was included in Cendant’s U.S. federal and state income tax returns, any such income tax payable is included in other current liabilities on our consolidated balance sheets. Furthermore, the Separate Company deferred tax assets and liabilities related to the Predecessor’s operations are based upon estimated differences between the book and tax basis of the assets and liabilities for the Predecessor as of August 22, 2006 and prior balance sheet dates. The Successor’s deferred tax assets and liabilities may be adjusted in connection with the finalization of Cendant’s prior years’ income tax returns, or in connection with the final settlement of the consequences of the separation of Cendant into four independent companies.

For the period August 23, 2006 to December 31, 2006, our operations were included in the initial consolidated U.S. federal income tax return of Travelport. In addition, for this period we filed consolidated, combined and unitary state income tax returns with Travelport in jurisdictions where required or permitted. However, the provision for income taxes was computed as if we filed our U.S. federal, state and foreign income tax returns on a Separate Company basis. For the period August 23, 2006 to December 31, 2006, we did not have a Separate Company income tax payable.

For the period January 1, 2007 to February 7, 2007, the operations of Travelport were included in the consolidated U.S. federal and state income tax returns for the year ended December 31, 2007 for Orbitz Worldwide, Inc. and its subsidiaries. However, the provision for income taxes was computed as if we filed our U.S. federal, state and foreign income tax returns on a Separate Company basis without the inclusion of the operations of Travelport. Furthermore, the Separate Company deferred tax assets and liabilities have been calculated using our tax rates on a Separate Company basis. The deferred tax assets and liabilities are based upon estimated differences between the book and tax bases of our assets and liabilities as of December 31, 2007. Our tax assets and liabilities may be adjusted in connection with the ultimate finalization of Travelport’s income tax returns.

For the year ended December 31, 2008, the provision for U.S. federal, state and foreign income taxes and the calculation of the deferred tax assets and liabilities were based solely on the operations of Orbitz Worldwide, Inc. and its subsidiaries.

Accounting for Tax Sharing Liability

We have a liability included in our consolidated balance sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz initial public offering in December 2003 (“Orbitz IPO”). As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange also caused Orbitz to have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period during the term of the tax sharing agreement, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

We use discounted cash flows in calculating and recognizing the tax sharing liability. We review the calculation of the tax sharing liability on a quarterly basis and make revisions to our estimated timing of payments when appropriate. We also assess whether there are any significant changes, such as changes in timing of payments and tax rates, that could materially affect the present value of the tax sharing liability. Although the expected gross remaining payments that may be due under this agreement are $226 million as of December 31, 2008, the timing of payments may change. Any changes in timing of payments are recognized prospectively as accretions to the tax sharing liability in our consolidated balance sheets and interest expense in our consolidated statements of operations.

The valuation of the tax sharing liability requires us to make certain estimates in projecting the quarterly depreciation and amortization benefit we expect to receive, as well as the associated effective income tax rates. The estimates require certain assumptions as to our future operating performance and taxable income, the tax rate, the timing of tax payments, current and projected market conditions, and the applicable discount rate. The discount rate assumption is based on our weighted average cost of capital at the time of the Blackstone Acquisition, which was approximately 12%. A variation of the assumptions used could lead to a different conclusion regarding the carrying value of the tax sharing liability and could have a significant effect on our consolidated financial statements.

Equity-Based Compensation

In accordance with SFAS No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”), we measure equity-based compensation cost at fair value and recognize the corresponding compensation expense on a straight-line basis over the service period during which awards are expected to vest. We include equity-based compensation expense in the selling, general and administrative line of our consolidated statements of operations. The fair value of restricted stock and restricted stock units is determined based on the average of the high and low price of our common stock on the date of grant. The fair value of stock options is determined on the date of grant using the Black-Scholes valuation model, which incorporates a number of variables, some of which are based on estimates and assumptions. These variables include stock price, exercise price, expected life, expected volatility, dividend yield, and the risk-free rate. Stock price and exercise price are set at fair value on the date of grant. Expected volatility is based on implied volatilities for publicly traded options and historical volatility for comparable companies over the estimated expected life of the stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the “simplified method,” as defined in the SEC Staff Accounting Bulletin No. 110, “Shared-Based Payments.” The risk-free interest rate is based on yields on U.S. Treasury strips with a maturity similar to the estimated expected life of the stock options.

The amount of equity-based compensation expense recorded each period is net of estimated forfeitures. We estimate forfeitures based on historical employee turnover rates, the terms of the award issued and assumptions regarding future employee turnover. We periodically perform an analysis to determine if estimated forfeitures are reasonable based on actual facts and circumstances, and adjustments are made as necessary. If our estimates differ significantly from actual results, our consolidated financial statements could be materially affected.

Internal Use Software

We capitalize the costs of software developed for internal use in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”) and EITF Issue No. 00-2, “Accounting for Website Development Costs.” Capitalization commences when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization commences when the software is placed into service. We also capitalize interest on internal software development projects in accordance with SFAS No. 34, “Capitalization of Interest Cost,” and SOP 98-1. The amount of interest capitalized is computed by applying our weighted average borrowing rate to the average amount of accumulated expenditures in the period. The determination of costs to be capitalized as well as the useful life of the software requires us to make estimates and judgments.

Recently Issued Accounting Pronouncements

See Note 2 — Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements for information regarding recently issued accounting pronouncements.